Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-146425 and 333-153348 on Form S-8 and Registration Statements No. 333-156456 and 333-167693 on Form S-3 of our reports dated March 13, 2012, relating to the consolidated financial statements and financial statement schedules of Flagstone Reinsurance Holdings, S.A. and subsidiaries, and the effectiveness of Flagstone Reinsurance Holdings, S.A.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Flagstone Reinsurance Holdings, S.A. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche Ltd.
Hamilton, Bermuda
March 13, 2012